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                    December 22, 2020

       Douglas Horne
       Chief Financial Officer
       Gannett Co., Inc.
       7950 Jones Branch Drive
       McLean, VA 22107

                                                        Re: Gannett Co., Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-36097

       Dear Mr. Horne:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Neuhy Hubush